Exhibit 1.2

AMENDMENT NO. 1 TO

AMENDED AND RESTATED CREDIT AGREEMENT

This Amendment No. 1 to Amended and Restated Credit Agreement (this “Amendment”), dated as of December 19, 2008, is entered into with reference to the Amended and Restated Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of April, 7, 2005 among Ducommun Incorporated, a Delaware corporation (“Borrower”), each lender from time to time a party thereto (each a “Lender” and collectively, the “Lenders”), and Bank of America, N.A., as a Lender, as Issuing Lender, Swing Line Lender, and as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement. Section references herein relate to the Credit Agreement unless otherwise stated.

RECITALS

A. Borrower has notified the Administrative Agent and Lenders that it intends to acquire all of the capital stock of Dynabil Acquisition, Inc., a Delaware corporation (the “Dynabil Parent”), and indirectly thereby to acquire Dynabil Parent’s subsidiary, Dynabil Industries, Inc., a New York corporation (“Dynabil”), in exchange for consideration of approximately $46,500,000 (collectively, the “Dynabil Acquisition”), and requested that the Required Lenders consent to and approve the Dynabil Acquisition.

B. Borrower has also requested certain amendments to the Credit Agreement in order facilitate receipt of the Required Lender’s consent to the Dynabil Acquisition.

C. The Required Lenders are willing to consent to the Dynabil Acquisition on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the parties hereto hereby agree as follows:

1. Dynabil Acquisition.

Borrower has notified the Administrative Agent and Lenders that it intends to complete the Dynabil Acquisition by acquiring all of the capital stock of Dynabil Parent and certain outstanding warrants of Dynabil Parent for approximately $46,500,000, subject to adjustment based on a closing statement to reflect changes in the tangible net book value of Dynabil and Dynabil Parent, to be paid (a) $39,500,000 in cash, and (b) $7,000,000 in notes.

Subject to the satisfaction of each of the terms and conditions set forth in Section 8 of this Amendment (the “Acquisition Conditions”), the Lenders signing the Consent of Lenders attached hereto hereby approve and consent to the Dynabil Acquisition at any time before March 31, 2009. Borrower and each of the Lenders acknowledge and agree that upon the satisfaction of each of the Acquisition Conditions that (a) the Dynabil Acquisition will constitute a “Permitted Acquisition” and a “Material Permitted Acquisition”, in each case as defined in the Credit Agreement, (b) each of the 15 day periods set forth in the definition of “Permitted Acquisition” shall be considered waived, and (c) the Share Purchase Agreement (as defined below) and other documents executed in connection with the Dynabil Acquisition will be considered “Acquisition Documents” as defined in the Credit Agreement.

2. Section 1.1 - Defined Terms.

(a) The following defined terms contained in Section 1.1 are amended in full to read as follows:

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the British Bankers Association LIBOR Rate for one-month contracts on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) as published by Reuters (or other commercially available source providing quotations of such rate as designated by the Administrative Agent from time to time), plus one percent, and (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” Such rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Spread” means, during each Pricing Period, the rate set forth below opposite the Leverage Ratio reported as of the last day of the Fiscal Quarter ending approximately two months prior to the first day of that Pricing Period (or, in the case of any Pricing Period commencing on the date of any Material Permitted Acquisition, the Pro Forma Leverage Ratio in effect on the date thereof):

Leverage Ratio	Base Rate Spread
Less than or equal to 1.00:1.00	75.0 bps
Greater than 1.00:1.00 but less than or equal to 1.50:1.00	100.0 bps
Greater than 1.50:1.00	125.0 bps

“Composite Structures” shall mean Composite Structures, LLC, a Delaware limited liability company.

“LIBOR Spread” means, during each Pricing Period, the rate set forth below opposite the Leverage Ratio reported as of the last day of the Fiscal Quarter ending approximately two months prior to the first day of that Pricing Period (or, in the case of any Pricing Period commencing on the date of any Material Permitted Acquisition, the Pro Forma Leverage Ratio in effect on the date thereof):

Leverage Ratio	LIBOR Spread
Less than or equal to 1.00:1.00	175.0 bps
Greater than 1.00:1.00 but less than or equal to 1.50:1.00	200.0 bps
Greater than 1.50:1.00	225.0 bps

“Non-Use Fee Rate” means, during each Pricing Period, the rate set forth below opposite the Leverage Ratio reported as of the last day of the Fiscal Quarter ending approximately two months prior to the first day of that Pricing Period (or, in the case of any Pricing Period commencing on the date of any Material Permitted Acquisition, the Pro Forma Leverage Ratio in effect on the date thereof):

Leverage Ratio	Non-Use Rate
Less than or equal to 1.00:1.00	25.0 bps
Greater than 1.00:1.00 but less than or equal to 1.50:1.00	30.0 bps

Leverage Ratio	Non-Use Rate
Greater than 1.50:1.00	35.0 bps

(b) The following defined terms are added to Section 1.1 in the appropriate alphabetical place:

“Impacted Lender” means any Lender (a) which is a Defaulting Lender, or (b) which has, or as to which the Issuing Lender or Swing Line Lender has a good faith belief that such Lender has, defaulted in fulfilling any one or more of its obligations under one or more syndicated credit facilities (other than the facilities provided pursuant to this Agreement), or (c) that is controlled by a Person which has been deemed insolvent or become subject to a bankruptcy or other similar proceeding.

3. Section 2.4(j) – Impacted Lenders. A new Section 2.4(j) is hereby added to the Credit Agreement to read in full as follows:

(j) Notwithstanding the foregoing provisions of this Section 2.4, the Issuing Lender shall not be obligated to issue or extend any Letter of Credit to the extent that any Lender is then an Impacted Lender, unless the Issuing Lender has entered into arrangements satisfactory to the Issuing Lender, with Borrower or such Impacted Lender, to eliminate the Issuing Lender’s risk with respect to such Impacted Lender. Furthermore, to the extent that any Letters of Credit are outstanding at any time when any Lender becomes an Impacted Lender, Borrower shall, within five Business Days enter into arrangements satisfactory to the Issuing Lender to eliminate the Issuing Lender’s risk with respect to such Impacted Lender.

4. Section 2.5(a) – Swing Line Loans. Section 2.5(a) is amended in full to read as follows:

(a) Subject to the terms and conditions set forth herein, from the Closing Date through the day prior to the Maturity Date the Swing Line Lender may, from time to time in its sole discretion at all times, make Swing Line Loans to Borrower in such amounts as Borrower may request which do not result in the Outstanding Obligations being in excess of the then effective Aggregate Commitments, provided that (i) after giving effect to each

Swing Line Loan, the Swing Line Outstandings shall not exceed $7,500,000 and (ii) without the consent of all of the Lenders, no Swing Line Loan may be made during the continuation of an Event of Default. Subject to the first sentence of this Section 2.5(a) Borrower may borrow, repay and reborrow under this Section. Unless notified to the contrary by the Swing Line Lender, Swing Line Loans may be made in amounts which are integral multiples of $100,000 upon telephonic request by a Responsible Official of Borrower made to the Administrative Agent not later than 1:00 p.m., California local time, on the Business Day of the requested borrowing (which telephonic request shall be promptly confirmed in writing by telecopier), provided that if the requested Swing Line Loan is to be credited to an account which is not with the Swing Line Lender, the request must be submitted by 11:30 a.m., California local time. Promptly after receipt of such a request for borrowing, the Administrative Agent shall provide telephonic verification to the Swing Line Lender that, after giving effect to such request, the Outstanding Obligations will not exceed the Aggregate Commitments. Each Swing Line Loan shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the then applicable Base Rate Spread. Each change in the interest rate under this Section 2.5(a) due to a change in the Base Rate shall take effect simultaneously with the corresponding change in the Base Rate. Unless notified to the contrary by the Swing Line Lender, each repayment of a Swing Line Loan shall be in an amount which is an integral multiple of $100,000. If Borrower instructs the Swing Line Lender to debit its demand deposit account at the Swing Line Lender in the amount of any payment with respect to a Swing Line Loan, or the Swing Line Lender otherwise receives repayment, after 3:00 p.m., California local time, on a Business Day, such payment shall be deemed received on the next Business Day. The Swing Line Lender shall promptly notify the Administrative Agent of the Swing Loan Outstandings each time there is a change therein under the Swing Line.

5. Section 2.5(d) – Impacted Lenders. A new Section 2.5(d) is hereby added to the Credit Agreement to read in full as follows:

Notwithstanding the foregoing provisions of this Section 2.5, to the extent that any Swing Line Loans are outstanding at any time when any Lender becomes an Impacted

Lender, Borrower shall, within five Business Days enter into arrangements satisfactory to the Swing Line Lender to eliminate the Issuing Lender’s risk with respect to such Impacted Lender or shall repay the Swing Line Loans.

6. Schedule 4.4 – Subsidiaries. Schedule 4.4 to the Credit Agreement is hereby amended such that upon the date of the consummation of the Dynabil Acquisition Schedule 4.4 to the Credit Agreement shall be amended to read in full as set forth on Annex I attached hereto.

7. Effectiveness. This Amendment shall become effective on such date as the Administrative Agent shall have received each of the following, each of which shall be in form and substance satisfactory to the Administrative Agent (the “Effective Date”):

(a) counterparts of this Amendment executed by Borrower;

(b) counterparts of the Consent and Reaffirmation of Guarantors, in the form attached hereto as Annex II, duly executed by each of the parties thereto;

(c) counterparts of the Consent of Lenders, in the form attached hereto as Annex III, duly executed by Lenders constituting “Required Lenders”; and

(d) with respect to Borrower, an executed Secretary’s Certificate of Borrower stating that the Certificate of Incorporation and Bylaws of Borrower delivered to the Administrative Agent and Lenders pursuant to Section 8.1 remain in full force and effect and have not been amended other than attached to such certification and attaching (A) certified copies of such corporate resolutions or other applicable authorization documents evidencing the authority of Borrower to enter into and perform under this Amendment, the Share Purchase Agreement, and each of the other Credit Documents to which Borrower is a party, including such other documents as shall be executed and delivered by Borrower in connection with this Amendment, and (B) such documentation as the Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of Borrower.

8. Conditions to Acquisition. The Borrower hereby covenants and agrees that each of the conditions set forth below in this Section 8 shall be satisfied (or waived) in form an substance satisfactory to the Administrative Agent, in its discretion, substantially concurrently with the consummation of the Dynabil Acquisition:

(a) Documentation. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

(1) a copy of the share purchase agreement (the “Share Purchase Agreement”) and other Acquisition Documents pursuant to which the Dynabil Acquisition is being consummated;

(2) an Instrument of Joinder, in substantially the form attached to the Guaranty (the “Joinder”), duly executed by Dynabil and Dynabil Parent;

(3) a Secretary’s Certificate of each of Dynabil and Dynabil Parent attaching (A) certified copies of such corporate resolutions or other applicable authorization documents evidencing the authority of each such Person to enter into and perform under, the Joinder, the Guaranty and each of the other Credit Documents to which such Person is a party, including such other documents as shall be executed and delivered by such Person in connection with this Amendment, (B) such documentation as Agent may reasonably require to establish the due organization, valid existence and good standing of each such Person, and (C) certified articles of incorporation and the bylaws of each such Person and certifying that such articles and bylaws are complete, true, correct, in full force and effect and have not been amended, supplemented or otherwise modified except as attached thereto; and

(4) counterparts of a Certificate of a Responsible Official of Borrower in the form attached hereto as Annex IV duly executed by a Responsible Official of Borrower together with all of the attachments thereto referenced therein.

(b) Fees and Expenses. Borrower shall have reimburse the Administrative Agent and the Lenders for the Administrative Agent’s reasonable costs and expenses (including reasonable attorney’s fees and expenses) incurred in connection with the negotiation and drafting of this Amendment and the transactions contemplated hereby.

9. Representations and Warranties. Borrower represents and warrants to the Administrative Agent and the Lenders that: (a) borrower has all necessary power and has taken all action necessary to enter into this Amendment and to make this Amendment and all other agreements and instruments to which it is a party executed in connection herewith, the valid and enforceable obligations they purport to be, (b) giving effect to this Amendment, no Default or Event of Default has occurred and remains continuing or will result from the consents, amendments or transactions set forth herein or contemplated hereby, and (c) the representations and warranties of Borrower contained in Article 4 of the Credit Agreement (other than Sections 4.4(a), 4.6 (first sentence), 4.10, and 4.19) and any other Credit Document, and which are contained in any document furnished at any time under or in connection therewith, are true and correct on and as of the effective date of this Amendment, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

10. Confirmation. In all respects, the terms of the Credit Agreement and the other Credit Documents, in each case as amended hereby or by the documents referenced herein, are hereby confirmed.

11. Credit Document. This Amendment is a Credit Document and all provisions contained in the Credit Agreement or any other Credit Document that apply to Credit Documents generally are fully applicable to this Amendment and are incorporated herein by this reference.

12. Counterparts. This Amendment may be executed in any number of counterparts and any party hereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Amendment when taken together will be deemed to be but one and the same instrument.

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SIGNATURE PAGES TO FOLLOW]]

IN WITNESS WHEREOF, Borrower, the Administrative Agent and Bank of America, in its capacity as Issuing Lender, Swing Line Lender and a Lender, have executed this Agreement as of the date first set forth above by their duly authorized representatives.

DUCOMMUN INCORPORATED,
a Delaware corporation

By:	/s/
Name:
Title:

BANK OF AMERICA N.A.,
as Administrative Agent

By:	/s/
Name:
Title:

BANK OF AMERICA N.A.,
as Issuing Lender, Swing Line Lender and a Lender

By:	/s/
Name:
Title: